SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 28, 2001

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On February 28, 2001, CSB Bancorp, Inc. and its subsidiary bank, The Commercial and Savings Bank of Millersburg, announced that Mr. Robert K. Baker has been appointed to the Board of Directors of the Company and the Board of Directors of The Commercial and Savings Bank of Millersburg. Additionally, the Company announced that Mr. C. James Bess has been hired as the permanent President and Chief Executive Officer of the Company and the Bank. A copy of the release is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
	99.1	Release dated February 28, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: March 1, 2001	By:/s/ C. James Bess
C. James Bess President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

February 28, 2001

CSB BANCORP ANNOUNCES NEW APPOINTMENTS

CSB Bancorp, Inc. (the "Company") today announced that Mr. Robert K. Baker has been appointed to the Board of Directors of the Company and the Board of Directors of The Commercial and Savings Bank of Millersburg, the Company's subsidiary (the "Bank"). Additionally, the Company announced that Mr. C. James Bess has been hired as the permanent President and Chief Executive Officer of the Company and the Bank. Mr. Bess had been serving as the interim President and Chief Executive Officer since December 11, 2000.

Dr. Daniel J. Miller, the Chairman of the Board of the Company, stated, "Mr. Baker is a strong addition to the Board of Directors. Mr. Baker, the Controller and Co-Owner of Bakerwell, Inc., brings strong business and managerial skills to the Board." Mr. Baker has been appointed to the board position previously held by Mr. Douglas Akins and will serve the remaining portion of Mr. Akins' term which expires in 2002.

On the decision of the Board of Directors to appoint Mr. Bess to fill, on a permanent basis, the positions he occupied on an interim basis, Dr. Miller stated: "Jim has done a marvelous job since his arrival in December. In addition to having excellent technical and managerial skills, Jim has helped restore employee morale and is moving the Company toward full compliance with the Written Agreement entered into with the Company's and Bank's regulators. In a short period of time, Jim and his team have met all of the deadlines imposed by the regulators and have caused the Company and the Bank to already meet the vast majority of the conditions imposed by the Written Agreement. Now that the regulatory task is well underway, Jim can concentrate his efforts on maximizing the strengths of Bank. In fact, although the numbers are preliminary, the Bank posted net earnings of $161,230 for the month of January."

Any questions regarding this press release should be addressed to Mr. Bess at (330) 674-9015.